IMAX CORPORATION

Exhibit 10.42

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”) dated as of October 21, 2019 is entered into by and between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and PATRICK MCCLYMONT (the “Executive”).

WHEREAS, the Company and the Executive wish to amend that certain Employment Agreement between them dated as of June 6, 2016, as previously amended by an Amendment to Employment Agreement dated as of August 2, 2019 (collectively, the “Agreement”), as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.Term.  Section 2 of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“The Executive’s employment pursuant to this Agreement shall be effective as of August 8, 2016 (the “Effective Date”), and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) December 8, 2019 (the “End Date”).”

2.No Further Changes. Except with respect to the change made by Section 1 above, all of the terms and conditions of the Agreement remain in full force and effect.

3.Counterparts. This Second Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Second Amendment as of October 21, 2019.

IMAX CORPORATION		PATRICK MCCLYMONT

By:	/s/ Robert D. Lister	/s/ Patrick McClymont
Name:	Robert D. Lister
Title:	Chief Legal Officer,
Senior Executive Vice President

By:	/s/ Kenneth I. Weissman
Name:	Kenneth I. Weissman
Title:	Senior Vice President,
Legal Affairs & Corporate Secretary